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                                                                       EXHIBIT 8



                                            February 21, 1996




Pacific Gas and Electric Company
77 Beale Street
San Francisco, CA 94105

Ladies and Gentlemen:

      You have requested our opinion as to certain federal income tax consequences of the plan to implement a holding company structure for Pacific Gas and Electric Company ("PG&E") as described in the proxy statement and prospectus of PG&E Parent Co., Inc. ("ParentCo") included in ParentCo's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 21, 1996 (the "Registration Statement"), and the Agreement of Merger (the "Agreement") included as Exhibit A thereto.

      In rendering this opinion, we have expressly assumed that the transactions will be carried out as described in the Agreement and the Registration Statement, that the statements contained in the Registration Statement are true and correct and that the statements and the representations made to us in connection with providing this opinion are true and correct. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Registration Statement.

      This opinion is based upon the Internal Revenue Code of 1986, as amended to the date hereof, the regulations promulgated thereunder, reported judicial decisions and published administrative rulings. All of the foregoing are subject to change, perhaps with retroactive effect; any such change may require modification of some or all of the conclusions set forth in our opinion.

      Based upon the foregoing, our opinion as to certain federal income tax consequences upon consummation of the Merger is as follows:

      1. No gain or loss will be recognized by the holders of shares of PG&E Common Stock upon the receipt of shares of ParentCo Common Stock solely in exchange for shares of PG&E Common Stock;

      2. The basis of shares of ParentCo Common Stock received by the holders of shares of PG&E Common Stock will be the same as the basis of the shares of PG&E Common Stock surrendered in exchange therefor;

      3. The holding period of the ParentCo Common Stock to be received by the holders of shares of PG&E Common Stock will include the period during which the PG&E Common Stock was held, provided that the PG&E Common Stock is held as a capital asset on the date of the Merger; and

      4. No gain or loss will be recognized by ParentCo upon the issuance of shares of ParentCo Common Stock in exchange for shares of PG&E Common Stock.

      No opinion is expressed as to tax treatment other than as discussed above, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Item No. 2: Formation of a Holding Company Structure--Federal Income Tax Consequences of the Merger" in the Registration Statement.

                                            Very truly yours,

                                            /s/ Orrick, Herrington & Sutcliffe

                                            ORRICK, HERRINGTON & SUTCLIFFE